Exhibit 99.2
Dated:  June 13, 2003

Sovereign to Acquire First Essex Bancorp, Inc.

Philadelphia and Andover, Mass., June 13 . . . Sovereign Bancorp, Inc. ("Sovereign") (NYSE: SOV), parent company of Sovereign Bank, and First Essex Bancorp, Inc. ("First Essex") (NASDAQ: FESX) jointly announced today the execution of a definitive agreement (the "Agreement") for Sovereign to acquire First Essex. First Essex is a $1.8 billion bank holding company headquartered in Andover, Massachusetts, which operates 20 community banking offices throughout 2 counties in Massachusetts and 3 counties in southern New Hampshire.

The transaction, valued at approximately $400 million, will produce a top 3 market share position in all of the communities First Essex operates in Massachusetts and a top 4 market share position in several New Hampshire communities. Additionally, Sovereign will add a solid small business and middle market corporate banking team, which currently manages a portfolio of $433 million in loans throughout First Essex's footprint.

"We are very excited about this deal. This deal represents our best opportunity to expand and attract new customers in these markets. This deal achieves a #1 market share in two of Sovereign's identified desirable markets, Lowell, MA and Salem, NH. First Essex has a very similar business strategy to Sovereign, and is run by an excellent management team," commented Jay S. Sidhu, Sovereign's Chairman and Chief Executive Officer. "The acquisition meets all of the criteria we have recently stated that must be present in any acquisition: it is accretive to incremental EPS (defined as proforma earnings divided by net new shares issued), although not large enough to change our corporate EPS targets; it is accretive to certain capital ratios, other capital ratios will be restored within one quarter; it is an in-market, fill-in transaction, small in size relative to Sovereign and will not distract our company from its 2003 and 2004 operating targets; and it complements our strengths as a deposit gathering franchise and as a solid small business and middle market corporate bank," continued Sidhu.

"We are very pleased to join with an organization that will continue to serve our employees, customers and communities with the same care and commitment characteristic of First Essex,"

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stated Leonard A. Wilson, First Essex Chairman and Chief
Executive Officer. "I have followed Jay Sidhu and Sovereign for years and have been very impressed with their business strategy and execution. As a competitor, I have also been impressed with their New England team led by John Hamill and Joe Campanelli who I have worked with in the past. This is one of the reasons we decided to do this transaction with Sovereign. We are also pleased to be able to offer our stockholders an opportunity to exchange their First Essex stock into Sovereign stock or cash to best manage their own personal finances," Wilson concluded.

Under the terms of the agreement, stockholders of First Essex will be entitled to receive $48.00 in cash, 2.9250 shares of Sovereign common stock, or a combination thereof per share, subject to election and allocation procedures which are intended to ensure that, in the aggregate, 50% of the First Essex shares will be exchanged for Sovereign common stock and 50% will be exchanged for cash, except in certain circumstances. The transaction is valued at 256% of First Essex book value per share and 286% of tangible book value per share at March 31, 2003 or 18.5 times LTM earnings and 16.3 times consensus estimated earnings per share of First Essex for 2004. Including fully phased in cost savings, the transaction value is 11.8 times 2004 earnings.

The merger is subject to approval by various regulatory agencies and First Essex stockholders. Sovereign anticipates that the transaction will close in the first quarter of 2004. Sandler O'Neill & Partners, L.P. and Foley Hoag LLP are acting as advisors for First Essex. Stevens & Lee is acting as legal counsel for Sovereign.

A presentation that reviews this transaction is available at www.sovereignbank.com =>Investor Relations=>News=>Corporate
Presentations.

Sovereign Bancorp, Inc., ("Sovereign") (NYSE: SOV - News), headquartered in Philadelphia, Pennsylvania, is the parent company of Sovereign Bank, a $41 billion financial institution with 525 community banking offices, nearly 1,000 ATMs and about 8,000 team members in Connecticut, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, and Rhode Island. Sovereign Bank is one of the top 25 largest banking institutions in the United States. For more information on Sovereign Bank, visit www.sovereignbank.com or call 1-877-SOV-BANK.

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First Essex Bancorp, Inc. Andover, Massachusetts is the holding company of First Essex Bank of Lawrence, Massachusetts. First Essex Bank has eleven full-service banking offices in northern Massachusetts and nine in southern New Hampshire. At March 31, 2003 the Company had total assets of $1.8 billion and deposits of $1.4 billion. Deposits at First Essex Bank are insured up to the applicable limits by the Federal Deposit Insurance Corporation (FDIC), and all deposits in excess of the FDIC limits are insured in full by the additional coverage provided by the Depositors Insurance Fund (DIF). First Essex investors seeking more information on this transaction may contact William Burke, Chief Financial Officer, at 978-623-8003.

Note:

This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). Sovereign's management uses the non-GAAP measures of Operating Earnings and Cash Earnings in their analysis of the company's performance. These measures typically adjust net income determined in accordance with GAAP to exclude the effects of special items, including significant gains or losses that are unusual in nature or are associated with acquiring and integrating businesses, and certain non-cash charges. Operating earnings in 2003 and beyond represents net income adjusted for the after-tax effects of merger- related and integration charges and the loss on early extinguishment of debt. Cash earnings are operating earnings adjusted to remove the after-tax effect of amortization of intangible assets and stock-based compensation expense associated with stock options, restricted stock, bonus deferral plans and ESOP awards. Since certain of these items and their impact on Sovereign's performance are difficult to predict, management believes presentations of financial measures excluding the impact of these items provide useful supplemental information in evaluating the operating results of Sovereign's core businesses. These disclosures should not be viewed as a substitute for net income determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures, which may be presented by other companies.

This press release contains statements of Sovereign's strategies, plans, and objectives, as well as estimates of future operating results for 2003 and beyond for Sovereign
Bancorp, Inc. as well as estimates of financial condition,

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operating efficiencies and revenue generation.  These statements and estimates constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of
1995), which involve significant risks and uncertainties.
Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products and services.

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